Execution  Copy

Mundipharma International Corporation Limited
Par La Ville Place
14 Par-La-Ville Road
P.O. Box HM 2332
Hamilton HM JX, Bermuda

August 25, 2009

Harry S. Palmin, President & CEO
Novelos Therapeutics, Inc.
One Gateway Center, Suite #504
Newton, MA 02458

Dear Mr. Palmin:

This letter agreement sets out the understanding of the undersigned concerning a proposed license agreement between Mundipharma International Corporation Limited or one of its affiliates (“MICL”) and Novelos Therapeutics, Inc. (the “Company”), under which MICL would receive a license to, or otherwise acquire, the NOV-002 Rights (defined below) in the Territory (as defined below).  Subject to the terms and conditions set forth below, the Company has agreed to grant MICL (i) the right to exclusively negotiate with the Company for the NOV-002 Rights in the Territory for a limited period of time, and (ii) the right to enter into a definitive agreement with respect to the NOV-002 Rights on substantially the same terms as a third party offer for the license or acquisition of the NOV-002 Rights.

1.	Exclusivity

(a)           From the date of this letter agreement until the receipt by MICL from the Company of the Data and Analysis (as defined in paragraph 3(b) below) of the Phase 3 clinical trial portion of the Novelos Trials (as defined in the Collaboration Agreement (as defined below)) in the United States (“Exclusive Negotiation Period”), the Company shall not negotiate with any third party other than MICL for (i) the license or other acquisition of NOV-002 Rights (defined below) in the United States (the “Proposed Transaction”) or (ii) any transaction which would terminate the Rights of First Refusal Period set forth in paragraph 3(c) below.

(b)           The Company and MICL agree that during the Exclusive Negotiation Period, neither the Company nor any of its affiliates, or any of its or their respective directors, officers, employees, financial advisors or counsel, agents or representatives or any other party retained or engaged by the Company or any affiliate of the Company to assist in the analysis, the arranging, brokering, financing, negotiation or consummation of the Proposed Transaction at any time will (either directly or through any intermediary) solicit, entertain offers or bids from, respond to, negotiate with or consider any offer, bid or proposal of any other person for a transaction that would conflict with or impede the Proposed Transaction in any respect, or provide any non-public information to any third party in connection with such an offer, bid or proposal except to the extent to respond to unsolicited offers, bids or proposals as required by law, including the fiduciary duties of the Board of Directors of the Company.

(c)           Until the first to occur of (i) such time as the Company is permitted to proceed with the transaction proposed by the Offeror (as defined below) pursuant to paragraph 2(a)(iii), or (ii) the end of the Right of First Refusal Period, the Company will (A) reasonably cooperate with MICL to provide access to MICL of the Company’s books and records, and all other relevant documents and data, in each case, to the extent related to the Proposed Transaction, (B) prepare, file, prosecute and maintain all of its patents related to NOV-002 in the Territory, and (C) keep MICL informed, in a timely manner, of material communications, notifications or other information which it receives or provides (directly or indirectly) with respect to NOV-002 or related patents and intellectual property with any regulatory authorities in the Territory.

(d)           In the event any negotiations between the Company and MICL during such Exclusive Negotiation Period results in a bona fide agreement in principle on terms to be set forth in a definitive agreement, the Company will grant MICL an option, at no cost other than as specified in such agreement, to enter into such definitive agreement, such option to terminate upon the 30th day, or such longer period as agreed to between the Company and MICL, following the end of the Exclusive Negotiation Period.

2.	Right of First Refusal

(a)           In the event that a definitive agreement for the license or acquisition by MICL of NOV-002 Rights is not entered into during the Exclusive Negotiation Period, the Company will not enter into a definitive agreement to license, sell or otherwise grant the NOV-002 Rights, in whole or in part, to a party other than MICL during the Right of First Refusal Period (defined below) except in accordance with the following procedure:

(i)           Within 10 business days of approval by the Company’s Board of Directors of a bona fide offer of a third party to license or otherwise acquire NOV-002 Rights (a “Bona Fide Offer”) during the Right of First Refusal Period, the Company shall communicate all material terms of the Bona Fide Offer (but not the identity of the third party making the Bona Fide Offer (the “Offeror”)) to MICL.

(ii)           MICL shall have 30 days, or such longer period as agreed to between the Company and MICL, to enter into a definitive agreement with the Company to acquire the NOV-002 Rights on substantially the same terms, which provide no lesser economic benefit to the Company, as set forth in the Bona Fide Offer.  For the avoidance of doubt, neither MICL nor the Company shall have the right to negotiate a more favorable provision for itself than the provision as set forth in the Bona Fide Offer.  If any usual or customary license provisions are not set forth in the Bona Fide Offer, such provisions shall be negotiated in good faith.

(iii)           If the definitive agreement is not entered into by MICL and the Company within 30 days, or such longer period as agreed to between the Company and MICL, of MICL’s receipt from the Company of the terms of the Bona Fide Offer, then the Company may proceed with the transaction proposed by the Offeror on terms no less favorable to the Company than the terms set forth in the Bona Fide Offer.  If a definitive agreement for such transaction with the Offeror is not entered into between the Company and the Offeror within 60 days then the Company must re-offer the Bona Fide Offer to Purdue pursuant to the procedures set forth in this paragraph 2(a).

3.	Definitions

(a)           The term “NOV-002 Rights” means the rights to research, register, develop, make, have made, use, warehouse, promote, market, sell, have sold, import, distribute, and offer for sale NOV-002 in the Territory.

(b)           The term “Data and Analysis” means the final tables, listings and figures, set forth in a letter to MICL on even date herewith, from the Phase 3 clinical trial portion of the Novelos Trials in the United States.  The Data and Analysis will be provided to MICL by the Company as soon as practically possible after the Company's verification of such Data and Analysis, and in accordance with the endpoints in the pre-specified Statistical Analysis Plan in the Special Protocol Assessment agreed with the United States Food and Drug Administration.

(c)           The term “Right of First Refusal Period” means that period of time commencing as of the date of the date hereof and terminating upon the later of (i) the closing or effectiveness of a Business Combination (defined below) transaction and (ii) the end of the Exclusive Negotiation Period.  For the avoidance of doubt, the Company may enter into a definitive agreement for a Business Combination transaction subject to paragraph 1(a) but the Right of First Refusal Period will not terminate until the later of (i) the closing or effectiveness of such Business Combination transaction and (ii) the end of the Exclusive Negotiation Period.

(d)           The term “Territory” means Mexico, Central America, South America and the Caribbean.

(e)           The term “Business Combination” means (i) the acquisition by a third party of a majority of the outstanding shares of capital stock of the Company by tender, exchange offer or otherwise where such third party shall have become, directly or indirectly, the beneficial owner (within the meaning of Rule 13d-3 under the U.S. Securities Exchange Act of 1934, as amended) of the securities of the Company representing fifty percent (50%) or more of the Company’s capital stock, (ii) the effectiveness of any merger of the Company with or into a third party, in which the capital stock of the Company immediately prior to such merger represents less than fifty percent (50%) of the voting power, (without regard to the effect of any so-called “blocker provisions” of any convertible securities), of the surviving entity (or, if the surviving entity is a wholly owned subsidiary, its parent) immediately after such merger and (iii) the closing of any sale of all or substantially all of the assets of the Company.

(f)           The term “Collaboration Agreement” refers to that agreement between the Company and MICL dated as of February 11, 2009.

4.	Disclosure

Except as and to the extent required by law, without the prior written consent of the other party, neither MICL nor the Company will, and each will direct and cause its officers, directors, employees, attorneys, accountants and other agents and representatives not to, directly or indirectly, make any public comment, statement or communication with respect to, or otherwise publicly disclose or permit the public disclosure of any of the terms, conditions or other aspects of the Proposed Transaction which may be under negotiation between the parties during the Exclusive Negotiation Period or the Right of First Refusal Period.  If a party is required by law to make any such disclosure, it shall first provide to the other party the content of the proposed disclosure, the reasons such disclosure is required by law and the time and place the disclosure will be made and the opportunity to consult with respect thereto.  Disclosure shall be made only of that part of information that counsel advises that the party is legally required to disclose.

5.	Termination of Rights

The Company has provided an affiliate of MICL rights for the United States similar to those set forth in this letter agreement.  If, at any time after the date hereof, such similar rights in respect of the NOV-002 Rights granted by the Company to such affiliate expire or terminate, then the corresponding rights set forth in this letter agreement shall be deemed expired or terminated, accordingly, upon MICL’s receipt of written notice from Novelos.

6.	Representations and Warranties

The Company  represents and warrants that the Company  has not and will not incur any liability in connection with the Proposed Transaction to any third party with whom the Company  has had discussions, at any time prior to the date of this letter agreement, regarding any other transaction or the Proposed Transaction, and the Company  shall indemnify and hold harmless MICL and its affiliates and any of their respective successors and assigns from any and all such claims.

7.	Fees

Each party will be responsible for and bear all of its own fees and expenses (including any broker’s or finder’s fees and the fees and expenses of its attorneys and other advisors) incurred at any time in connection with pursuing or consummating the Proposed Transaction.

8.	Entire Agreement

The provisions of this letter agreement constitute the entire agreement between the parties and supersede all prior oral or written agreements, understandings, representations and warranties and courses of conduct or dealings between the parties on the subject matter set forth herein.  The provisions of this letter agreement may only be amended or modified by a writing executed by each of the parties.  This letter agreement will be governed by and construed under the laws of the State of New York, without regard to conflict of laws principles.  This letter agreement may be executed in one or more counterparts, each of which will be deemed to be an original and all of which, taken together, will constitute one and the same agreement.  This letter agreement will be binding on each party’s successors or assigns.  Any successor of a party or assignee of a party’s rights and/or obligations hereunder will expressly assume performance of such rights and/or obligations.

9.	Obligations

Neither party will be obligated to proceed with the Proposed Transaction unless and until it is approved by both parties’ respective boards of directors and a definitive transaction agreement is signed, it being the express intent of the parties hereto that neither party shall be bound in the absence of such board approvals and such definitive agreement.  Neither party will have any obligation of any sort under this letter agreement or in connection with the Proposed Transaction except (a) as may be agreed in writing by the parties hereafter in a definitive transaction agreement and (b) as provided explicitly in this letter agreement (the “Binding Obligations”).  In all other respects, this letter will not bind any party to enter into the Proposed Transaction.  Except as may be expressly provided in the Binding Obligations, no past or future action, course of conduct or failure to act relating to the Proposed Transaction, or relating to the negotiation of, or the failure to negotiate, the terms of the Proposed Transaction will give rise to any obligation or other liability on the part of the parties hereto.  In the event the parties enter into a definitive agreement with respect to the Proposed Transaction, such agreement will supersede this letter agreement in all respects.  In the event this letter agreement is terminated prior to entering into a definitive agreement relating to the Proposed Transaction, numbered paragraphs 4, 6, 7, 8 and 9 shall survive such termination.

10.	Notices

Unless otherwise provided, any notice required or permitted under this letter agreement shall be given in writing and shall be deemed effectively given as hereinafter described (i) if given by personal delivery, then such notice shall be deemed given upon such delivery, (ii) if given by telex or telecopier, then such notice shall be deemed given upon receipt of confirmation of complete transmittal, (iii) if given by mail, then such notice shall be deemed given upon the earlier of (A) receipt of such notice by the recipient or (B) three (3) Business Days after such notice is deposited in first class mail, postage prepaid, and (iv) if given by a nationally recognized overnight air courier, then such notice shall be deemed given one (1) Business Day after delivery to such carrier.  All notices shall be addressed to the party to be notified at the address as follows, or at such other address as such party may designate by ten (10) days’ advance written notice to the other party:

If to the Company:

Novelos Therapeutics, Inc.
One Gateway Center, Suite 504
Newton, MA 02458
USA
Attention:  Chief Executive Officer
Fax:  (617) 964-6331

With a copy to:

Foley Hoag LLP
Seaport World Trade Center West
155 Seaport Boulevard
Boston, MA 02210
USA
Attn:  Paul Bork
Fax:  (617) 832-7000

If to MICL:

Mundipharma International Corporation Limited
Par La Ville Place
14 Par-La-Ville Road
P.O. Box HM 2332
Hamilton HM JX, Bermuda
Attention:  Douglas Doherty
Fax:  +(441) 292 1472

With a copy to:

Chadbourne & Parke LLP
30 Rockefeller Plaza
New York, New York 10112
USA
Attention:  Stuart D. Baker
Fax: (212) 541-5369

[remainder of this page intentionally left blank]

If the foregoing correctly sets forth our entire understanding, please sign and return the enclosed copy of this letter agreement in the space provided below.

Very truly yours,

MUNDIPHARMA INTERNATIONAL CORPORATION LIMITED

By:	/s/ Douglas Docherty
Name: Douglas Docherty
Title: General Manager

Accepted and Agreed to:

NOVELOS THERAPEUTICS, INC.

By:	/s/ Harry S. Palmin
Name: Harry S. Palmin
Title: President & CEO